Exhibit 5(a)

November 16, 2016

Northwest Natural Gas Company
220 N.W. Second Avenue
Portland, Oregon 97209
Ladies and Gentlemen:
With respect to the Registration Statement No. 333-214496 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2016 by Northwest Natural Gas Company (the “Company”), I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby. On November 16, 2016, the Company issued and sold 1,012,000 shares of the common stock of the Company (the “Shares”) pursuant to an Underwriting Agreement, dated November 10, 2016, between the Company and the several underwriters named therein.
Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

2.	The Shares have been legally issued and are fully paid and non-assessable.
This opinion is limited to the laws of the State of Oregon and the federal laws of the United States.
I hereby consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company on or about November 16, 2016, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Commission thereunder.
Very truly yours,
/s/ MardiLyn Saathoff, Esq.
MardiLyn Saathoff, Esq.
Senior Vice President, Regulation
and General Counsel